News Release

Media:	Investor Relations:
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL REPORTS 2006 SALES UP 13% TO $31.4 BILLION; EARNINGS PER
SHARE UP 31% TO $2.52; FREE CASH FLOW UP 41%TO $2.5 BILLION

Q4 Sales up 14% to $8.3 Billion, EPS up 18% to $0.72, Free Cash Flow Up 54% to $941 Million

Company Confident in Strong 2007 Financial Outlook and Increases Free Cash Flow Guidance

     MORRIS TOWNSHIP, N.J. -- January 26, 2007 -- Honeywell (NYSE: HON) today announced full-year 2006 sales increased 13% to $31.4 billion from $27.6 billion in 2005. Earnings per share were up 31% to $2.52 versus $1.92 in the prior year. Earnings per share growth was 30%, after taking into account income from discontinued operations ($0.11) and a tax-charge for cash repatriation in 2005 ($0.18), and stock options expense in 2006 ($0.07) . Cash flow from operations was up 31% to $3.2 billion versus $2.4 billion in 2005, and free cash flow (cash flow from operations less capital expenditures) was up 41% to $2.5 billion versus $1.8 billion in the prior year.

     Fourth-quarter sales were up 14% to $8.3 billion. Earnings per share increased 18% to $0.72 versus $0.61 in the prior year fourth quarter. Earnings per share growth was 28%, after taking into account income from discontinued operations in the fourth quarter of 2005 ($0.04), and stock options expense in 2006 ($0.01) . Cash flow from operations was up 48% to $1.2 billion versus $839 million in the prior year, and free cash flow was up 54% to $941 million versus $611 million in the fourth quarter of 2005.

      “Honeywell made great progress in executing its growth strategy in 2006,” said Chairman and Chief Executive Officer Dave Cote. “We reached a new financial performance threshold by surpassing $31 billion in sales, delivering 31% EPS growth and increasing free cash flow by 41%. In addition, we returned more than $2.6 billion to shareowners through share repurchases and dividends, and increased the dividend rate by 10% for the third consecutive year.”

      “We expect to build on our successful track record in 2007,” continued Cote. “Despite our forecast for modest softening in global economic conditions, we believe that favorable macro-trends and demand for differentiated technologies, products and services provide opportunities for sustained growth at Honeywell. In 2007, we expect sales to be up 5% to approximately $33 billion, double digit earnings growth to $2.85 - 2.95 per share, and we have increased our free cash flow guidance to $2.5 - 2.7 billion (cash flow from operations of $3.3 - 3.5 billion).”

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Fourth-Quarter Segment Highlights

Aerospace

  Sales were up 8%, compared with the fourth quarter of 2005, driven by 10% growth in Commercial and 6% growth in Defense and Space sales. Commercial sales reflected growth of 14% in original equipment and 7% in aftermarket spares and services. Defense and Space sales were driven by a 9% increase in Defense sales in the quarter.
  Segment margins were 18.2%, compared with 16.9% a year ago, driven by volume growth, price and productivity gains, which more than offset the negative impacts from inflation and stronger Commercial original equipment sales mix.
  Honeywell booked several significant military wins during the quarter including: a two year, $404 million extension for the Total InteGrated Engine Revitalization (TIGER) program to improve and extend the life of the AGT1500 turbine engine for the Abrams family of vehicles; a three year, $39 million agreement to supply Tactical Advanced Land Inertial Navigator (TALIN) to the U.S. Army; and, a $36 million, three year agreement with Lockheed Martin and the Turkish and Greek Air Forces for F-16 cockpit displays.
  Honeywell signed a $68 million supply contract with Lion Air, a low-cost domestic airline based in Jakarta, Indonesia, for its fleet of 60 new 737NG aircraft and a five year, $35 million supply agreement with Cathay Pacific Airlines to provide RDR-4000 next-generation weather radar system and other communications and navigation equipment.
Automation and Control Solutions
  Sales were up 17%, compared with the fourth quarter of 2005, driven by organic sales growth of 11% (9% in the Products and 16% in the Solutions businesses) and the net impact of acquisitions and divestitures of 6%.
  Segment margins were 12.6%, compared with 12.4% a year ago, due to volume, price and productivity savings, which more than offset the negative impacts of inflation, sales mix and the dilutive impact of acquisitions.
  Building Solutions had more than 20% orders growth in the quarter, including more than 40 energy-related contracts, and announced a $9.5 million energy retrofit and facility renewal program with Toronto East General Hospital. The 15-year program is expected to save the hospital more than $880,000 in annual operating costs.
  Process Solutions had more than 17% orders growth in the quarter and announced several significant contract wins, including a $4.7 million contract for Italcementi Group’s new production facility in West Virginia; a $3.7 million contract with Huntsman for its new polyethylene plant in Wilton, UK; a $2.8 million contract with National Grid Grain LNG
  Ltd in the UK and a $5 million contract with Harmsworth Quays Printing Ltd in London.
  Sensing and Controls announced that in cooperation with Michelin it has developed a pressure sensor that is a key component in the new Michelin eTire II monitoring system. The sensor incorporates wireless surface acoustic wave (SAW) technology that helps truck fleet managers accurately monitor tire pressure for improved fuel efficiency and extended tire life.

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Transportation Systems
  Sales were up 9%, compared with the fourth quarter of 2005, due to increased passenger vehicle Turbo Technologies sales and the positive impact of foreign exchange, partially offset by the impact of lower consumer spending on automotive aftermarket product sales.
  Segment margins were 11.6%, compared with 11.0% a year ago, due to productivity and volume growth in the Turbo Technologies business, partially offset by inflation and lower sales of automotive aftermarket products.
  Turbo Technologies recorded a greater than 60% win rate on all passenger vehicle platforms and a greater than 70% win rate on all commercial vehicle platforms awarded worldwide during 2006. The platforms related to these wins will launch in 2008 and 2009.
  Consumer Products Group launched a number of new offerings for do-it-yourself consumers during the quarter, including a premium light truck FRAM® air filter and a high- performance Autolite® sparkplug.
Specialty Materials
  Sales were up 25%, compared with the fourth quarter of 2005, driven by the net impact of acquisitions and divestitures of 24% and organic sales growth of 1%.
  Segment margins were 7.3% compared with 7.2% a year ago, due to favorable price and raw material costs, which offset the impacts of inflation and unfavorable sales mix.
  Specialty Materials announced it is tripling its research and development laboratory space in its Asia Technology Center to boost R&D capabilities and meet increasing customer needs in Asian markets, particularly China.
  During the quarter, UOP signed over $300 million in new orders and established a new business dedicated to developing innovative technologies for converting renewable bio-feedstocks into fuel and chemicals.

     Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. EST start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the "Investor Relations" section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EST, January 26, until midnight EST, February 2, by dialing (706) 645-9291. The access code is 5029474.

Honeywell International is a $31 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,
	2006		2005
Product sales	$6,644		$5,847
Service sales	1,632		1,428

Net sales	8,276		7,275

Costs, expenses and other
Cost of products sold	5,179	(A)	4,661	(A)
Cost of services sold	1,179	(A)	976	(A)

	6,358		5,637
Selling, general and administrative expenses	1,085	(A)	936	(A)
Other (income) expense	(42)		(111	)(B)
Interest and other financial charges	94		96

	7,495		6,558

Income from continuing operations before taxes	781		717
Tax expense	196		212

Income from continuing operations	585		505
Income from discontinued operations, net of taxes	—		30
Cumulative effect of accounting change, net of taxes	—		(21)

Net income	$585		$514

Earnings per share of common stock - basic:
Income from continuing operations	$0.72		$0.60
Income from discontinued operations	—		0.04
Cumulative effect of accounting change	—		(0.03)

Net income	$0.72		$0.61

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.72		$0.60
Income from discontinued operations	—		0.04
Cumulative effect of accounting change	—		(0.03)

Net income	$0.72		$0.61

Weighted average number of shares outstanding-basic	811		836

Weighted average number of shares outstanding -
assuming dilution	817		839

(A)

Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense for 2005 and 2006, and stock option expense for 2006.

(B)	Includes $23 million gain on sale of our North American Nylon Carpet Fiber business and $26 million of equity income relating to our 50% equity interest in UOP (prior to our acquisition to full ownership in November 2005).

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Twelve Months Ended December 31,
	2006		2005
Product sales	$25,165		$22,257
Service sales	6,202		5,395

Net sales	31,367		27,652

Costs, expenses and other
Cost of products sold	19,649	(A)	17,681	(A)
Cost of services sold	4,447	(A)	3,843	(A)

	24,096		21,524
Selling, general and administrative expenses	4,210	(A)	3,707	(A)
Other (income) expense	(111)		(231	)(B)
Interest and other financial charges	374		356

	28,569		25,356

Income from continuing operations before taxes	2,798		2,296
Tax expense	720		732

Income from continuing operations	2,078		1,564
Income from discontinued operations, net of taxes	5		95
Cumulative effect of accounting change, net of taxes	—		(21)

Net income	$2,083		$1,638

Earnings per share of common stock - basic:
Income from continuing operations	$2.53		$1.85
Income from discontinued operations	0.01		0.11
Cumulative effect of accounting change	—		(0.03)

Net income	$2.54		$1.93

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$2.51		$1.84
Income from discontinued operations	0.01		0.11
Cumulative effect of accounting change	—		(0.03)

Net income	$2.52		$1.92

Weighted average number of shares outstanding-basic	821		849

Weighted average number of shares outstanding -
assuming dilution	826		852

(A)	Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense for 2005 and 2006, and stock option expense for 2006.

(B)	Includes $107 million of equity income relating to our 50% equity interest in UOP (prior to our acquisition to full ownership in November 2005).

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Periods Ended December 31,
	Three Months		Twelve Months
	2006	2005	2006	2005
Aerospace	$2,955	$2,725	$11,124	$10,496
Automation and Control Solutions	3,045	2,592	11,020	9,416
Specialty Materials	1,083	865	4,631	3,234
Transportation Systems	1,193	1,093	4,592	4,505
Corporate	—	—	—	1

Total	$8,276	$7,275	$31,367	$27,652

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Periods Ended December 31,
	Three Months			Twelve Months
	2006		2005	2006		2005
Aerospace	$538		$460	$1,892		$1,676
Automation and Control Solutions	385		322	1,223		1,065
Specialty Materials	79		62	568		257
Transportation Systems	138		120	574		557
Corporate	(43)		(44)	(177)		(173)

Total Segment Profit	1,097		920	4,080		3,382
Other income/ (expense)	42		111	111		231
Interest and other financial charges	(94)		(96)	(374)		(356)
Stock option expense (A)	(16)		—	(77)		—
Pension and other postretirement expense (A)	(115)		(138)	(459)		(561)
Repositioning and other charges (A)	(133)	(B)	(80)	(483)	(B)	(400)

Income from continuing operations before taxes	$781		$717	$2,798		$2,296

(A)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

(B)	In the three months and year ended December 31, 2006, the Company reduced asbestos related reserves for existing Bendix and NARCO current and future claims respectively, resulting in a benefit of $325 million and has established a liability for the estimated value of future anticipated claims relating to Bendix resulting in a charge of $335 million.

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2006		December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,224		$1,234
Accounts, notes and other receivables	5,740		5,017
Inventories	3,588		3,401
Deferred income taxes	1,213		1,243
Other current assets	470		542
Assets held for disposal	67		525

Total current assets	12,302		11,962
Investments and long-term receivables	382		370
Property, plant and equipment - net	4,797		4,658
Goodwill	8,403		7,660
Other intangible assets - net	1,247		1,173
Insurance recoveries for asbestos related liabilities	1,100		1,302
Deferred income taxes	1,021		730
Prepaid pension benefit cost	695		2,716
Other assets	938		1,062

Total assets	$30,885		$31,633

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,518		$2,886
Short-term borrowings	62		275
Commercial paper	669		754
Current maturities of long-term debt	423		995
Accrued liabilities	5,455		5,359
Liabilities related to assets held for disposal	8		161

Total current liabilities	10,135		10,430
Long-term debt	3,909		3,082
Deferred income taxes	296		334
Postretirement benefit obligations other than pensions	2,090		1,786
Asbestos related liabilities	1,262		1,549
Other liabilities	3,473		3,690
Shareowners' equity	9,720	(A)	10,762

Total liabilities and shareowners' equity	$30,885		$31,633

(A)

At December 31, 2006, shareowners’ equity was reduced by approximately $1.5 billion, net of taxes, from the adoption of FAS 158 relating to accounting for pensions and postretirement benefits that requires the Company to recognize the funded status of defined benefit plans in the consolidated balance sheet.

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$585	$514	$2,083	$1,638
Adjustments to reconcile net income to net cash provided
by operating activities:
Cumulative effect of accounting change	—	21	—	21
Depreciation and amortization	198	163	794	653
Repositioning and other charges	133	80	483	412
Payments for repositioning and other charges	(226)	(437)	(561)	(1,008)
Pension and other postretirement expense	115	138	459	561
Pension and other postretirement benefit payments	(95)	(54)	(353)	(199)
Stock option expense	16	—	77	—
Deferred income taxes	28	(32)	451	42
Excess tax benefits from share based payment arrangements	(31)	—	(31)	—
Other	18	(98)	20	(56)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(28)	179	(573)	(94)
Inventories	137	123	(128)	37
Other current assets	(5)	41	(11)	61
Accounts payable	301	212	516	181
Accrued liabilities	95	(11)	(15)	193

Net cash provided by operating activities	1,241	839	3,211	2,442

Cash flows from investing activities:
Expenditures for property, plant and equipment	(300)	(228)	(733)	(684)
Proceeds from disposals of property, plant and equipment	42	32	87	71
Proceeds from investments	—	—	—	285
Cash paid for acquisitions, net of cash acquired	(10)	(718)	(633)	(2,679)
Proceeds from sales of businesses, net of fees paid	86	962	665	997

Net cash (used for) provided by investing activities	(182)	48	(614)	(2,010)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	299	329	(86)	534
Net (decrease)/increase in short-term borrowings	(9)	91	(224)	100
Payment of debt assumed with acquisitions	—	—	(346)	(702)
Proceeds from issuance of common stock	118	33	396	167
Proceeds from issuance of long-term debt	—	—	1,239	—
Payments of long-term debt	(648)	(834)	(1,019)	(982)
Excess tax benefits from share based payment arrangements	31	—	31	—
Repurchases of common stock	(876)	(554)	(1,896)	(1,133)
Cash dividends paid on common stock	(184)	(172)	(744)	(700)

Net cash (used for) financing activities	(1,269)	(1,107)	(2,649)	(2,716)

Effect of foreign exchange rate changes on cash and cash equivalents	19	2	42	(68)

Net (decrease) in cash and cash equivalents	(191)	(218)	(10)	(2,352)
Cash and cash equivalents at beginning of period	1,415	1,452	1,234	3,586

Cash and cash equivalents at end of period	$1,224	$1,234	$1,224	$1,234

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash provided by operating activities	$1,241	$839	$3,211	$2,442
Expenditures for property, plant and equipment	(300)	(228)	(733)	(684)

Free cash flow	$941	$611	$2,478	$1,758

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.